EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ElectraMeccanica Vehicles Corp.

We consent to the incorporation by reference in the Registration Statements (No. 333-227883 and No.333-229562) on Form F-3, of Electrameccanica Vehicles Corp. (the Company) of our report dated March 25, 2020, with respect to the consolidated statements of financial position of the Company as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 20-F of the Company.

Our report dated March 25, 2020 contains an explanatory paragraph that states that the Company’s principal activity, the development and manufacture of electric vehicles, is in the development stage and the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the consolidated financial statements refers to a change in the accounting policy for leases as of January 1, 2019 due to the adoption of IFRS 16 – Leases.

Chartered Professional Accountants

March 25, 2020

Vancouver, Canada